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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                       TD Waterhouse Trust

Address of Principal Business Office        100 Wall Street
(No. & Street, City, State, Zip Code)       New York, New York 10005

Telephone Number (including area code):     617-557-3416

Name and address of agent for service       Christopher J. Kelley, Esq.
of process:                                 c/o Funds Distributor, Inc.
                                            60 State Street, Suite 1300
                                            Boston, Massachusetts 02109

Copies to:                                  Margery K. Neale, Esq.
                                            Swidler Berlin Shereff Friedman, LLP
                                            919 Third Avenue
                                            New York, New York 10022-9998

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/ Yes         / / No

                                  SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 6th day of August, 1999.

                                            TD WATERHOUSE TRUST

                                            By:      /s/ Christopher J. Kelley
                                                     -------------------------
                                                     Christopher J. Kelley
                                                     President
Attest:  /s/ George A. Rio
         -----------------
         George A. Rio
         Vice President, Treasurer and Chief Financial Officer